Exhibit 99.4

FIRST AMENDMENT TO THE

RESTRICTED STOCK AGREEMENT

This FIRST AMENDMENT TO THE RESTRICTED STOCK AGREEMENT (the “First Amendment”) is entered into by and between Apprity, Inc., a Delaware corporation (the “Corporation”), and                      (the “Purchaser”) and is effective as of                     .

RECITALS

A. The Corporation and the Purchaser have entered into that certain Restricted Stock Agreement, dated                      (the “Agreement”), under which the Corporation issued                  shares of the Corporation’s Common Stock to Purchaser.

B. The Corporation and the Purchaser now wish to amend the Agreement to revise the number of shares of the Corporation’s Common Stock purchased by the Purchaser.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and conditions of this First Amendment, the parties hereto agree as follows:

1. AMENDMENT OF AGREEMENT. This First Amendment hereby amends and revises the Agreement to incorporate the terms and conditions set forth in this First Amendment. Except as otherwise explicitly provided in this First Amendment, the Agreement will remain unchanged and in full force and effect. The term “Agreement” as used in the Agreement and all other instruments and agreements executed thereunder shall for all purposes refer to the Agreement as amended by this First Amendment. In the event of any inconsistency between this First Amendment and the Agreement, the terms and conditions of this First Amendment shall prevail, notwithstanding anything to the contrary in the Agreement.

2. DEFINITIONS. As used in this First Amendment, all capitalized terms not otherwise defined in this First Amendment shall have the meanings assigned to such terms in the Agreement.

3. MODIFICATIONS TO THE AGREEMENT.

A. Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) In the event that the Purchaser ceases to be employed by the Corporation for any reason or no reason, with or without cause, prior to                      (the “Final Vesting Date”), the Corporation shall have the right and option (the “Purchase Option”) to purchase from the Purchaser, for a sum of $0.0001 per share (the “Option Price”), some or all of the Unvested Shares (as defined below).

“Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage at the time the Purchase Option becomes exercisable by the Corporation. The “Applicable Percentage” shall be (i) 75% less 1.5625% for each calendar month of employment completed by the Purchaser with the Corporation from and after                     , and (ii) zero on and after the Final Vesting Date.

(b) In the event that Purchaser’s employment is terminated by the Corporation without Cause or by Purchaser for Good Grounds, then the vested portion of the Shares shall be determined by adding an additional 9 months to the Purchaser’s actual Service; provided, however, that this sentence will not apply unless the Purchaser (i) has returned all Corporation property in his possession, (ii) has resigned as a member of the Boards of Directors of the Corporation and all of its subsidiaries, to the extent applicable, and (iii) has executed a general release of all claims that he may have against the Corporation or persons affiliated with the Corporation (excepting, however, claims arising for nonperformance under this paragraph). In addition, in the event that Purchaser’s employment is terminated within 12 months following the occurrence of a Sale (as defined in Section 5(g)(2) below) either by the Corporation without Cause (as defined herein) or by Purchaser for Good Reason (as defined herein), then, immediately upon such termination without Cause or for Good Reason, as applicable, 100% of the then remaining Unvested Shares shall become Vested Shares.

(1) For the purposes of this Agreement, “Cause” will mean: (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud against the Corporation; (iii) breach of Purchaser’s duties to the Corporation, including, without limitation, persistent unsatisfactory performance of job duties or breach of loyalty; (iv) intentional damage to any Corporation property; (v) conduct by Purchaser which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve, or (vi) an unauthorized use or disclosure by the Purchaser of the Corporation’s confidential information or trade secrets for personal benefit or wrongful disclosure of the same to unaffiliated third parties (i.e., other than in the good faith performance of duties or compliance with what are believed in good faith to be legal requirements, and not pursuant to a confidential or nondisclosure agreement), which use or disclosure causes material harm to the Corporation.

(2) For purposes of this Agreement, “Good Grounds” will mean the occurrence of any of the following without Purchaser’s express prior written consent: (i) a material change of or to Purchaser’s duties, position, responsibilities, title or reporting relationship to a non-executive position; (ii) a substantial reduction, unless such reduction is nondiscriminatory as to Purchaser (including, without limitation, a reduction made in connection with similar reductions of other comparable employees of the Corporation), of the facilities and perquisites available to Purchaser; (iii) a reduction by the Corporation of Purchaser’s base salary (other than in connection with similar decreases of other comparable employees of the Corporation); (iv) a material reduction by the Corporation in the kind or level of Purchaser benefits to which Purchaser is entitled, unless such reduction is nondiscriminatory as to Purchaser (including, without limitation, a reduction made in connection with similar reductions of benefits affecting other comparable employees of the Corporation); or (v) the relocation of Purchaser to a facility or a business location more than fifty (50) miles from the location of the Corporation’s headquarters as of the Effective Date, unless such relocation is unanimously approved by the Board of Directors of the Corporation.

(3) For purposes of this Agreement, “Good Reason” will mean the occurrence of any of the following without Purchaser’s express prior written consent: (i) a material change of or to Purchaser’s duties, position, responsibilities, title or reporting relationship (other than pursuant to a promotion), provided, however, that a change in Purchaser’s position, title or reporting relationship following a Change in Control shall not constitute Good Reason so long as Purchaser retains substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Corporation following the Change in Control; (ii) a substantial reduction, unless such reduction is nondiscriminatory as to Purchaser (including, without limitation, a reduction made in connection with similar reductions of other comparable employees of the Corporation), of the facilities and perquisites available to Purchaser; (iii) a reduction by the Corporation of Purchaser’s base salary (other than in connection with similar decreases of other comparable employees of the Corporation); (iv) a material reduction by the Corporation in the kind or level of Purchaser benefits to which Purchaser is entitled, unless such reduction is nondiscriminatory as to Purchaser (including, without limitation, a reduction made in connection with similar reductions of benefits affecting other comparable employees of the Corporation); or (v) the relocation of Purchaser to a facility or a business location more than thirty-five (35) miles from the location of the Corporation’s headquarters as of the Effective Date.

A condition shall not be considered “Good Grounds” or “Good Reason” unless the Purchaser gives the Corporation written notice of such condition within 90 days after such condition comes into existence and the Corporation fails to remedy such condition within 30 days after receiving the Purchaser’s written notice.

(c) For purposes of this Agreement, employment with the Corporation shall include employment with a parent or subsidiary of the Corporation and service to the Corporation as an advisor, consultant or member of the Board of Directors of the Corporation.

4. GENERAL. The Corporation and the Purchaser have executed this First Amendment, effective as of the date written above. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to an original, and such counterparts together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment Agreement as of the date first above written.

CORPORATION: APPRITY, INC.	PURCHASER:

By:	By:

SIGNATURE PAGE OF

FIRST AMENDMENT TO THE RESTRICTED STOCK AGREEMENT